Standard Register

600 Albany St.  ·  Dayton, OH   45408

News media contact:

937.221.1000  ·  937.221.1486 (fax)

Julie McEwan · 937.221.1845

www.standardregister.com

julie.mcewan@standardregister.com

Investor contact:

Robert J. Cestelli  ·  937.221.1304

robert.cestelli@standardregister.com

For Release on July 28, 2005 at 5:00 p.m.

Standard Register Reports 2005 Second Quarter Results

DAYTON, Ohio (July 28, 2005) – Standard Register (NYSE: SR) today reported financial results for the second quarter ended July 3, 2005.

Results of Operations

Standard Register today reported revenue growth and significant operating profit improvements for both the quarter and year-to-date periods.

Revenue for the second quarter 2005 was $225.5 million, a 2.1 percent increase over the $220.9 million result for the same quarter of 2004.  Through the first half of the year revenue was $457.4 million, 3.7 percent ahead of the $441.1 million reported for the first six months of 2004.

For the quarter, pretax income from continuing operations was $0.4 million compared to a pretax loss of $6.3 million in the prior year.  For the first six months of the year, pretax income from continuing operations was $4.3 million vs. a loss in 2004 of $17.4 million.  [Results appear in the table that follows.]

“We have seen revenue growth in our core business, despite a very competitive marketplace, and have also seen good progress in the top line of several of our new initiatives.  We continue to make good progress in recovering the higher paper costs levied over the past 18 months and have trimmed costs and improved productivity, all of which has helped our bottom line,” said Dennis L. Rediker, Standard Register’s chief executive officer.

-more-

The state of Ohio enacted new tax legislation in June that had a significant unfavorable effect on second quarter earnings after tax.  The new legislation replaced income and property taxes with a revenue based tax that effectively wiped away most of the Company’s Ohio deferred tax assets.  This change increased accrued income tax expense and reduced net income by $2.9 million, equivalent to $0.10 per share.  Going forward, the new legislation is expected to have a neutral effect to Standard Register’s net income when compared to the prior tax calculation methodology.

An updated actuarial analysis, based on final 2004 census data, indicates lower total pension expense for 2005 than originally estimated - $23.8 million vs. $27.2 million.  A $0.9 million favorable adjustment was made in the second quarter to conform the first half expense to 50 percent of the expected annual amount.  Approximately $19.0 million of the $23.8 million in annual 2005 expense relates to the non-cash amortization of past pension losses.

The Company also incurred $1.5 million of restructuring expense in the quarter, most related to cost reductions undertaken at InSystems.  Revenue at InSystems showed modest growth in the quarter on the strength of a pick-up in new license sales.

In addition, a $0.4 million after tax gain was recorded in the quarter as an adjustment related to the previous sale of the Company’s equipment service business, as post-closing contract details are being wound down.

The effects on earnings of restructuring, impairment, pension loss amortization, the Ohio tax law change, and the adjustment to the gain on sale are displayed in the table below.

[$ Millions	Effect on Second Quarter Income			Effect on Year-To-Date Income
	2005	2004	Chg	2005	2004	Chg
CONTINUING OPERATIONS
Restructuring Expense	-1.5	-2.2	0.7	-2.0	-5.5	3.5
Impairment Expense	0.0	-0.8	0.8	0.0	-0.8	0.8
Pension Loss Amortization	-4.4	-4.3	-0.1	-9.5	-8.7	-0.8
All Other Operations	6.3	1.0	5.3	15.8	-2.4	18.2
Pretax Income / (Loss)	0.4	-6.3	6.7	4.3	-17.4	21.7

Ohio Tax Law Change	-2.9		-2.9	-2.9		-2.9
Other Income Taxes	-0.2	3.2	-3.4	-1.9	7.5	-9.4
Net Income / (Loss)	-2.7	-3.1	0.4	-0.5	-9.9	9.4

NET INCOME / (LOSS) ON
DISCONTINUED OPERATIONS
Operations		0.5	-0.5		0.8	-0.8
Gain on Sale	0.4		0.4	0.5		0.5
Total	0.4	0.5	-0.1	0.5	0.8	-0.3

Total Net Profit / (Loss)	-2.3	-2.6	0.3	0.0	-9.1	9.1

-more-

On a total basis, the Company reported a net loss in the quarter of $2.3 million, or $0.08 per share, compared to a net loss in 2004 of $2.6 million, or $0.09 per share.  Through six months, the Company’s results are at break-even vs. a net loss last year of $9.1 million, or $0.32 per share.

Net cash flow was very strong in the quarter on the strength of improved operations and working capital turnover.  Net debt, total debt less cash, came down by $9.9 million in the quarter after satisfying funding requirements for capital expenditures, restructuring, dividends, pension funding, and all other operations.

Cash flow over the past 12 months has been sufficient to reduce net debt by a total of $41.5 million.

Outlook

The Company continues to expect modest revenue growth for the year, in line with previous guidance, adjusted for the extra week in the 2004 accounting calendar.

Good progress has also been made on improving operating margins.  Past guidance called for the Company to improve its operating profit before restructuring and impairment charges by 5 percentage points in relation to revenue from the first-half 2004 to the second-half 2005.  The first-half 2005 result reflected a 3.8 percentage point improvement thus far over the first-half 2004 base period.

We expect to see further improvement in the percentage operating margin in the second half of the year, but our current outlook indicates we may fall short of our 5 percentage point goal as a result of investments in our Digital Pen and Paper (DPP) and Print-on-Demand (POD) Services initiatives.

“DPP is an emerging market that shows promise.  Although the initial adoption rate is proving slower than originally expected, we are encouraged by the results of our many customer pilots and the growing list of channel partners.  Our second half calls for continued investment in product and market development,” said Rediker.

“In addition, we have concluded that we must step up the level of investment in our POD Services business in order to ensure that we catch the building market momentum in this important growth segment.  This will translate into an up-tick in our capital expenditures and SG&A expenses in the second half of the year, vis-à-vis our first-half run-rate,” said Rediker, adding, “We will continue to strive for the 5 percentage point improvement, but that goal must be secondary to our strategic long-term business interests.”

Dividend

Standard Register’s board of directors today declared a quarterly dividend of $0.23 per share to be paid on September 9, 2005 to shareholders of record as of August 26, 2005.

-more-

Presentation of Information in This Press Release

This press release presents information that excludes restructuring and impairment expense and amortization of prior years’ pension losses and the Ohio tax law change.  These financial measures are considered non-GAAP.  Generally a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles.  Standard Register believes that this information will enhance an overall understanding of its financial performance due to the non-operational nature in the above items and the significant change from period to period.  The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Conference Call

Standard Register president and chief executive officer Dennis L. Rediker, and chief financial officer Craig J. Brown, will host a conference call at 10 a.m. EDT on July 29, 2005, to review the second quarter results.  The call can be accessed via an audio webcast which is accessible at: http://www.standardregister.com/investorcenter.

About Standard Register

Standard Register (NYSE: SR) is a leading information solutions company, with more than 90 years of innovation in improving the way business gets done in healthcare, financial services, manufacturing and other industries.  The company helps organizations increase efficiency, reduce costs, enhance security and grow revenue by effectively capturing, managing and using information.  Its offerings range from document and label solutions to e-business solutions to consulting and managed services.  More information is available at

www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995.  Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2005 and beyond could differ materially from the Company’s current expectations.

Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

-more-

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, cost-containment strategies, and the Company’s success in attracting and retaining key personnel.  Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended January 2, 2005.  The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

###

		THE STANDARD REGISTER COMPANY
Second Quarter		STATEMENT OF OPERATIONS	Y-T-D
13 Weeks Ended	13 Weeks Ended	(In Thousands, except Per Share Amounts)	26 Weeks Ended	26 Weeks Ended
3-Jul-05	27-Jun-04		3-Jul-05	27-Jun-04
$225,458	$220,853	TOTAL REVENUE	$457,437	$441,129
147,060	140,111	COST OF SALES	294,930	277,418
78,398	80,742	GROSS MARGIN	162,507	163,711
		COSTS AND EXPENSES
2,378	3,747	Research and Development	5,044	7,352
62,794	69,085	Selling, General and Administrative	129,071	144,922
10,735	10,712	Depreciation and Amortization	20,908	21,331
-	789	Asset Impairment	-	789
1,472	2,195	Restructuring	2,000	5,536
77,379	86,528	TOTAL COSTS AND EXPENSES	157,023	179,930
1,019	(5,786)	INCOME (LOSS) FROM CONTINUING OPERATIONS	5,484	(16,219)
		OTHER INCOME (EXPENSE)
(631)	(642)	Interest Expense	(1,297)	(1,332)
(15)	79	Investment and Other Income	84	129
(646)	(563)	Total Other Expense	(1,213)	(1,203)

		INCOME (LOSS) FROM CONTINUING OPERATIONS
373	(6,349)	BEFORE INCOME TAXES	4,271	(17,422)

3,087	(3,218)	Income Tax Expense (Benefit)	4,777	(7,485)
(2,714)	(3,131)	NET LOSS FROM CONTINUING OPERATIONS	(506)	(9,937)
		DISCONTINUED OPERATIONS
-	510	Income from discontinued operations, net of taxes	-	817
406	-	Gain on sale of discontinued operations, net of taxes	552	-
($2,308)	($2,621)	NET INCOME (LOSS)	$46	($9,120)

28,771	28,558	Average Number of Shares Outstanding - Basic	28,657	28,521
28,771	28,558	Average Number of Shares Outstanding - Diluted	28,668	28,521
		BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
($0.09)	($0.11)	Income (loss) from continuing operations	($0.02)	($0.35)
-	0.02	Income from discontinued operations	-	0.03
0.01	-	Gain on sale of discontinued operations	0.02	-
($0.08)	($0.09)	Net income (loss) per share	$0.00	($0.32)
$0.23	$0.23	Dividends Paid Per Share	$0.46	$0.46
		BALANCE SHEET
		(In Thousands)	3-Jul-05	2-Jan-05
		ASSETS
		Cash & Short Term Investments	$8,228	$44,088
		Accounts Receivable	121,080	128,396
		Inventories	46,468	51,796
		Other Current Assets	31,211	27,960
		Total Current Assets	206,987	252,240
		Plant and Equipment	138,145	147,160
		Goodwill and Intangible Assets	18,306	19,746
		Deferred Taxes	81,443	86,505
		Other Assets	34,343	37,322
		Total Assets	$479,224	$542,973
		LIABILITIES AND SHAREHOLDERS' EQUITY
		Current Portion Long-Term Debt	$552	$80,549
		Current Liabilities	89,622	108,475
		Deferred Compensation	15,118	16,832
		Long-Term Debt	40,592	867
		Retiree Healthcare	45,318	46,826
		Pension Liability	86,264	83,273
		Other Long-Term Liabilities	605	746
		Shareholders' Equity	201,153	205,405
		Total Liabilities and Shareholders' Equity	$479,224	$542,973